Exhibit 99.1

Thomas Melito
Vice President - Treasurer
NEWS RELEASE	(972) 409-1527

FOR IMMEDIATE RELEASE

Michaels Stores, Inc. Reports Record First Quarter Sales and Operating Income

IRVING, Texas — May 27, 2010 — Michaels Stores, Inc. (the “Company”) today reported net income of $13 million for the first quarter of fiscal 2010, a $9 million improvement from net income of $4 million in the first quarter of fiscal 2009. Total sales for the quarter ended May 1, 2010 were $901 million, a 5.7% increase from fiscal 2009 first quarter sales of $852 million. Same-store sales for the comparable 13-week period increased 4.9% of which 160 basis points were related to the positive impact of foreign exchange rates. First quarter operating income increased $41 million to $105 million from $64 million in fiscal 2009.

John Menzer, Chief Executive Officer, said, “We were pleased with the strengthening sales trends and the improvement of our operations during the first quarter. A number of key categories performed well during the first quarter, including Custom Framing, Bakeware and Jewelry. Michaels continues to make significant improvements in the customer shopping experience, particularly with expanded classroom programs and in-store events. These programs create excitement and drive increased store traffic. Strong product offerings, increased classroom participation and a strengthening retail environment all contributed to the increase in our comparable store sales performance.

“Operating income improved 64% to a record first quarter level of $105 million due to stronger sales, gross margin improvements with increased direct sourcing, effectiveness of our promotions and closely controlled expenses,” concluded Mr. Menzer.

Operating Results

The 4.9% increase in same-store sales for the quarter was the result of a 3.7% increase in average ticket and a 1.2% increase in transactions. Canadian currency translation positively affected average ticket for the first quarter by approximately 160 basis points.

The Company’s gross margin rate, inclusive of occupancy costs, was 39.3% for the quarter, a 230 basis point increase from the prior year. The increase in the gross margin rate was driven by a 130 basis point improvement in merchandise margin for the quarter primarily related to lower costs associated with an increase in imported merchandise and improved management of promotional and clearance markdowns. Occupancy costs decreased 100 basis points primarily due to leveraging of fixed costs on an increase in comparable store sales.

Selling, general and administrative expense in the first quarter decreased 170 basis points to 27.2% of sales versus the prior year period due primarily to increased payroll leverage on higher comparable store sales as well as lower severance, advertising, and depreciation expense.

Operating income increased approximately $41 million to $105 million, or 11.7% of sales, in the first quarter of fiscal 2010.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Interest expense for the quarter was $68 million, an increase of $5 million due to a higher interest rate margin associated with our amended credit facilities.

The provision for income taxes was $17 million and cash paid for taxes during the quarter totaled $32 million.

Adjusted EBITDA for the quarter was $138 million, or 15.3% of sales, compared to $107 million, or 12.6% of sales, for the same period last year. Adjusted EBITDA includes rent expense of $81 million for the first quarter of fiscal 2010 compared to $79 million for the first quarter of fiscal 2009. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

Balance Sheet and Cash Flow

Quarter end debt levels totaled $3.695 billion, down approximately $262 million from the prior year. During the quarter, the Company made a $118 million excess cash flow payment on its Senior Secured Term Loan. At the end of the first quarter fiscal 2010, the Company had $79 million in cash and approximately $651 million of availability under its revolving credit facility. As of May 26, 2010, availability under the credit facility was approximately $629 million.

Average Michaels store inventory at the end of the first quarter, inclusive of distribution centers, was $803,000, down 3.6% from last year’s balance of $833,000. The Company expects average inventory levels to be down from last year’s levels by the end of fiscal 2010.

Capital spending for the quarter totaled $14 million, with $10 million attributable to real estate activities, such as new, relocated and existing stores and $4 million for information system and corporate investments.

The Company will host a conference call at 4:00 p.m. Central time today, including Chief Executive Officer, John Menzer and Chief Financial Officer, Elaine Crowley. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 50925928. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #50925928.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 26, 2010, the Company owns and operates 1,029 Michaels stores in 49 states and Canada, and 146 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if worldwide economic conditions deteriorate further or if recovery from the downturn remains slow or prolonged;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us;  our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which will make us more dependent upon third parties; our information systems may prove inadequate; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; unauthorized access to our electronic and other confidential information could materially adversely affect our financial condition and operating results; changes in regulations may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $1.2 billion Asset-based revolving credit facilities. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended
	May 1,	May 2,
	2010	2009
Net sales	$901	$852
Cost of sales and occupancy expense	547	537
Gross profit	354	315
Selling, general, and administrative expense	245	246
Related party expenses	3	4
Store pre-opening costs	1	1
Operating income	105	64
Interest expense	68	63
Other (income) and expense, net	7	(6)
Income before income taxes	30	7
Provision for income taxes	17	3
Net income	$13	$4

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	May 1,	January 30,	May 2,
	2010	2010	2009
ASSETS
Current assets:
Cash and equivalents	$79	$217	$32
Merchandise inventories	866	873	890
Prepaid expenses and other	69	72	71
Deferred income taxes	42	45	41
Income tax receivable	10	—	12
Total current assets	1,066	1,207	1,046
Property and equipment, at cost	1,260	1,257	1,222
Less accumulated depreciation	(960)	(940)	(859)
Property and equipment, net	300	317	363
Goodwill	94	94	94
Debt issuance costs, net of accumulated amortization of $61, $56, and $43, respectively	84	70	82
Deferred income taxes	8	1	13
Other assets	11	21	15
Total non-current assets	197	186	204
Total assets	$1,563	$1,710	$1,613

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$196	$231	$213
Accrued liabilities and other	338	355	249
Current portion of long-term debt	—	119	196
Income taxes payable	3	11	—
Current liabilities - discontinued operations	1	1	1
Total current liabilities	538	717	659
Long-term debt	3,695	3,684	3,761
Deferred income taxes	3	—	—
Other long-term liabilities	83	80	74
Total long-term liabilities	3,781	3,764	3,835
	4,319	4,481	4,494
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,389,571 shares issued and outstanding at May 1, 2010; 118,387,229 shares issued and outstanding at January 30, 2010; 118,376,402 shares issued and outstanding at May 2, 2009	12	12	12
Additional paid-in capital	37	35	30
Accumulated deficit	(2,812)	(2,824)	(2,927)
Accumulated other comprehensive income	7	6	4
Total stockholders’ deficit	(2,756)	(2,771)	(2,881)
Total liabilities and stockholders’ deficit	$1,563	$1,710	$1,613

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended
	May 1,	May 2,
	2010	2009
Operating activities:
Net income	$13	$4
Adjustments:
Depreciation and amortization	26	30
Share-based compensation	2	2
Deferred financing costs amortization	5	4
Accretion of subordinated discount notes	12	11
Change in fair value of interest rate cap	10	(4)
Changes in assets and liabilities:
Merchandise inventories	10	10
Prepaid expenses and other	2	1
Deferred income taxes and other	—	(9)
Accounts payable	(24)	(9)
Accrued interest	26	(30)
Accrued liabilities and other	(39)	5
Income taxes receivable	(19)	(13)
Other long-term liabilities	3	—
Net cash provided by operating activities	27	2

Investing activities:
Additions to property and equipment	(14)	(11)
Net cash used in investing activities	(14)	(11)

Financing activities:
Borrowings on asset-based revolving credit facility	—	236
Payments on asset-based revolving credit facility	—	(212)
Repayments on senior secured term loan facility	(118)	(6)
Payment of debt issuance costs	(19)	—
Change in cash overdraft	(13)	(10)
Other	(1)	—
Net cash (used in) provided by financing activities	(151)	8

Net decrease in cash and equivalents	(138)	(1)
Cash and equivalents at beginning of period	217	33
Cash and equivalents at end of period	$79	$32

Supplemental Cash Flow Information:
Cash paid for interest	$24	$78
Cash paid for income taxes	$32	$14

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter
	ended	ended
	May 1, 2010	May 2, 2009

Net cash provided by operating activities	$27	$2
Depreciation and amortization	(26)	(30)
Share-based compensation	(2)	(2)
Deferred financing cost amortization	(5)	(4)
Accretion of subordinated discount notes	(12)	(11)
Change in fair value of interest rate cap	(10)	4
Changes in assets and liabilities	41	45
Net income	13	4
Interest expense	68	63
Income tax provision	17	3
Depreciation and amortization	26	30
EBITDA	124	100
Adjustments:
Share-based compensation	2	2
Sponsor Fees	3	4
Termination expense	—	3
Pre-opening costs	1	1
Foreign currency translation gains	(3)	(1)
Store closing costs	1	1
Loss (gain) on interest rate cap	10	(4)
Other (1)	—	1
Adjusted EBITDA	$138	$107

(1) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and foreign currency hedge.

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations:

(Schedule may not foot due to rounding)

	Quarter Ended
	May 1,	May 2,
	2010	2009
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	60.7	63.0
Gross profit	39.3	37.0
Selling, general, and administrative expense	27.2	28.9
Related party expenses	0.3	0.5
Store pre-opening costs	0.1	0.1
Operating income	11.7	7.5
Interest expense	7.6	7.4
Other (income) and expense, net	0.8	(0.7)
Income before income taxes	3.3	0.8
Provision for income taxes	1.9	0.3
Net income	1.4%	0.5%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended
	May 1,	May 2,
	2010	2009
Michaels stores:
Retail stores open at beginning of period	1,023	1,009
Retail stores opened during the period	5	11
Retail stores opened (relocations) during the period	7	4
Retail stores closed during the period	—	—
Retail stores closed (relocations) during the period	(7)	(4)
Retail stores open at end of period	1,028	1,020

Aaron Brothers stores:
Retail stores open at beginning of period	152	161
Retail stores opened during the period	—	—
Retail stores opened (relocations) during the period	—	—
Retail stores closed during the period	(6)	(5)
Retail stores closed (relocations) during the period	—	—
Retail stores open at end of period	146	156

Total store count at end of period	1,174	1,176

Other operating data:
Average inventory per Michaels store (1)	$803	$833
Comparable store sales increase (decrease) (2)	4.9%	(2.0)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)

Comparable store sales increase (decrease) represents the increase (decrease) in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.